CONSENT OF INDEPENDENT AUDITORS

     We consent to the use in Post-Effective Amendment No. 9 to Registration Statement No. 33-33477 of Prudential Multi-Sector Fund, Inc. of our report dated June 15, 1995, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


Deloitte & Touche LLP
New York, New York
October 24, 1995